FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS SECOND QUARTER 2008 RESULTS

COLUMBUS, Ohio – August 6, 2008 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the second quarter and six months ended June 30, 2008.

The Company recorded net income for the second quarter of 2008 of $1,716,000, or $.25 per basic and $.24 per diluted share, compared with $1,266,000, or $.12 per basic and diluted share, in the second quarter of 2007. In July 2007, the Company purchased 3,600,000 shares of its common stock which reduced the shares outstanding and had a favorable impact on earnings per share for the three month period ended June 30, 2008 compared to the three month period ended June 30, 2007.

Total net sales for the second quarter were $29,939,000, compared with $38,295,000 in the same quarter of 2007. Product sales for the three months ended June 30, 2008 increased 19 percent, to $29,395,000, from $24,685,000 for the same period one year ago. The increase in product sales is primarily due to increased volume for new production models programs begun in 2007 for certain medium and heavy duty truck customers and a slight improvement in overall truck production levels. Tooling sales totaled $544,000 for the second quarter 2008 versus $13,610,000 for the similar time period in 2007. Revenue from tooling projects is sporadic in nature.

For the first six months of 2008, net income was $2,580,000, or $.38 per basic and $.37 per diluted share, compared with $2,479,000, or $.24 per basic and $.23 per diluted share, for the first six months of 2007. The Company’s purchase of its common stock as noted above also had a favorable impact on earnings per share for the six month period ended June 30, 2008 compared to the six month period ended June 30, 2007. Total net sales for the first half of 2008 were $59,024,000, compared with $69,524,000 in the first half of 2007. Product sales for the first six months of 2008 were $55,378,000 compared to $55,336,000 for the same period in 2007. Tooling sales totaled $3,646,000 for the first six months of 2008 versus $14,188,000 for the same period in 2007.

The Company also announced that it has been added to the Russell Microcap Index after the Russell Investment Group reconstituted its comprehensive set of U.S. and global equity indexes on June 27, 2008. The Company will hold its membership until Russell reconstitutes its indexes in June 2009.

“Considering the overall market conditions, we are generally pleased with our results for the second quarter,” said Kevin L. Barnett, president and chief executive officer. “We benefited from the additional sales related to new production models and have aggressively worked to control our costs and work efficiently during these challenging economic times,” continued Barnett. “Looking forward, we continue to position the Company to support increased truck production levels which industry analysts forecast for late 2008 to 2009,” said Mr. Barnett.

Core Molding Technologies is a compounder of sheet molding compound (SMC) and molder of fiberglass-reinforced plastics. The Company produces high quality fiberglass-reinforced, molded products and SMC materials for varied markets, including medium and heavy-duty trucks, automobiles, personal watercraft, and other commercial products. The Company offers customers a range of manufacturing processes to fit various volume and capital requirements. These processes include compression molding, resin transfer molding (RTM), epoxy molding, spray-up and hand-lay-up. Core Molding Technologies has its headquarters in Columbus, Ohio, and operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets, sometimes driven by federal and state regulations (including engine emission regulations), in which Core Molding Technologies operates; dependence upon two major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2007 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	06/30/08	06/30/07	06/30/08	06/30/07
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product Sales	$29,395	$24,685	$55,378	$55,336
Tooling Sales	544	13,610	3,646	14,188

Net Sales	29,939	38,295	59,024	69,524
Cost of Sales	24,318	33,690	49,087	60,093

Gross Margin	5,621	4,605	9,937	9,431
Selling, General and Admin. Expense	2,994	2,787	5,808	5,879

Operating Income	2,627	1,818	4,129	3,552
Interest (Expense)/Income – Net	(133)	122	(362)	230

Income before Taxes	2,494	1,940	3,767	3,782
Income Tax Expense	778	674	1,187	1,303

Net Income	$1,716	$1,266	$2,580	$2,479

Net Income per Common Share
Basic	$0.25	$0.12	$0.38	$0.24
Diluted	$0.24	$0.12	$0.37	$0.23
Weighted Average Shares Outstanding:
Basic	6,741	10,313	6,736	10,289

Diluted	7,065	10,618	7,056	10,617

Condensed Consolidated Balance Sheet (in thousands)
	As of	As of
	6/30/08	12/31/07

	(Unaudited)
Assets

Cash	$—	$—
Accounts Receivable	17,170	12,470
Inventories	7,473	8,344
Other Current Assets	3,395	3,218
Property, Plant & Equipment – net	29,191	30,216
Deferred Tax Asset – net	6,176	6,174
Other Assets	1,237	1,273

Total Assets	$64,642	$61,695

Liabilities and Stockholders’ Equity

Note Payable – Bank Line-of-Credit	$2,162	$2,252
Current Portion of Long-term Debt	1,886	1,866
Accounts Payable	7,484	8,538
Compensation and Related Benefits	4,090	3,350
Accrued Liabilities and Other	2,554	1,772
Long-term Debt and Interest rate SWAPS	5,209	6,137
Deferred Long-term Gain	—	—
Post Retirement Benefits Liability	16,599	15,953
Stockholders’ Equity	24,658	21,827

Total Liabilities and Stockholders’ Equity	$64,642	$61,695